Exhibit 4.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of July 15, 2014, is by and among CANCER GENETICS, INC., a Delaware corporation (the “Parent” or “CGI”), GENTRIS, LLC, a Delaware limited liability company (the “Purchaser”), and GENTRIS CORPORATION, a Delaware Corporation (the “Seller” or “GENTRIS).

RECITALS

WHEREAS, the Seller is engaged in a biorepository and clinical genetic testing business (as heretofore practiced by the Seller, the “Seller’s Business”);

WHEREAS, the Seller is willing to sell to the Purchaser substantially all of the assets utilized by the Seller in operating the Seller’s Business, subject to an assumption by the Purchaser of certain specified liabilities associated with the Seller’s Business, all in accordance with the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions; Interpretations

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Asset Purchase Agreement.

“Assumed Liabilities” means only (a) liabilities, duties, responsibilities and other obligations of the Seller arising from and after the consummation of the Closing under the Assumed Contracts, (b) Current Liabilities as of the Closing Date incurred in the Ordinary Course of Seller’s Business; provided, however, that the Assumed Liabilities shall not include any Excluded Liabilities, and (c) the other liabilities, duties, responsibilities and other obligations of the Seller set forth on Schedule 1.1A, which shall include, without limitation, all obligations under those certain Bonus Agreements, each dated as of June 8, 2014, by and between the Seller and each of Pamela Prior and Amelia Warner, and the releases contemplated thereunder (the “Bonus Agreements”).

“Balance Sheet Date” means May 31, 2014.

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA, (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, savings, profit sharing, severance, termination pay (other than statutory or common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, overtime, holiday pay, fringe benefit, reimbursement, life insurance, disability or other (whether insured or self-insured) insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, formal or informal, which any employee or consultant of the Seller’s Business participates in or is covered under, or is otherwise a party.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Current Liabilities” means current liabilities of the Seller that were incurred in the Ordinary Course of Seller’s Business and are set forth on Schedule 1.1B.

“Earnout Period” means the period beginning on first day of the month immediately following the Closing Date and ending twelve (12) calendar months thereafter.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code requirement or agreement with any Governmental Authority (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or damages for injury or loss of natural resources, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term “Environmental Laws” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Seller Group, any other Person that, together with the Seller Group, would be treated as a single employer under Section 414 of the Code.

“Escrow Account” means the escrow account established with the Escrow Agent in accordance with the Escrow Agreement to hold an amount equal to one third (1/3) of the Stock Consideration until December 15, 2015.

“Escrow Agent” means Continental Stock Transfer & Trust Company, or any successor thereto acting as escrow agent under the Escrow Agreement.

“Excluded Liabilities” means all liabilities and obligations of the Seller Group (whether or not relating to the Seller’s Business or the Purchased Assets, and whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions or facts occurring on, prior to, or after the Closing Date) other than the Assumed Liabilities, including, without limitation, the following liabilities or obligations of the Seller Group to the extent not expressly included in the Assumed Liabilities:

(i) all liabilities and obligations of any kind existing as of the Closing Date of a nature properly characterized under GAAP as an inter-company liability or otherwise owed or owing by the Seller’s Business to the Seller or any Stockholders, any Subsidiary or any Affiliate of the Seller or any equity holder of the Seller;

(ii) all liabilities and obligations of any kind existing as of the Closing Date of a nature properly characterized under GAAP as a long-term liability, including all Indebtedness properly characterized under GAAP as a long-term liability;

(iii) all liabilities and obligations relating to current or former employees, agents, consultants or other independent contractors of the Seller Group, whether or not such Persons are employed by the Purchaser or its Affiliates after the Closing, relating to services performed, benefits accrued or claims accrued or incurred prior to the Closing or with respect to Benefit Arrangements at any time before or after the Closing Date, including, but not limited to, obligations under or for any employment agreement or arrangement, compensation arrangement, stock option plan, incentive plan, deferred compensation plan, accrued payroll, accrued vacation pay, sick leave, severance, worker’s compensation, unemployment compensation, pension or profit sharing plans, ERISA liabilities, employee welfare or retirement benefits (including any liability or obligation of the Seller Group under any welfare plan or policy for continuing health coverage), liabilities under the Worker Adjustment and Retraining Notification (WARN) Act and obligations or agreements to rehire or give preferential treatment to laid-off or terminated employees;

(iv) all liabilities and obligations, whether absolute, accrued, contingent or otherwise, for Taxes, including, without limitation, any such liability or obligation for any income, sales, use or similar Taxes resulting from the transactions contemplated by this Agreement with respect to any period;

(v) all damages, losses, liabilities, actions, claims, costs and expenses (including, without limitation, closure costs, fines, penalties, expenses of investigation and remediation and ongoing monitoring and reasonable attorneys’ fees) directly or indirectly based upon, arising out of, resulting from or relating to (a) any violation of any Environmental Law by the Seller Group or any Person or entity acting on behalf of the Seller Group or any Person from or through which the Seller Group acquired title on or prior to the Closing Date (including, without limitation, any failure to obtain or comply with any permit, license or other operating authorization under provisions of any Environmental Law), (b) any violation of any rule, regulation or promulgation of the FDA by the Seller Group or any Person or entity acting on behalf of the Seller Group or any Person from or through which the Seller Group acquired title on or prior to the Closing Date, or (c) any act, omission, event, condition or circumstance occurring or existing, in connection with the Seller’s Business or the Purchased Assets or otherwise, as of or prior to the consummation of the Closing relating to (X) removal, remediation, containment, cleanup or abatement of the presence of any Regulated Substance, whether on-site or off-site, or (Y) any claim by any third party, including without limitation, tort suits for personal or bodily injury, property damage or injunctive relief;

(vi) all liabilities and obligations arising out of any lawsuit, action, proceeding, inquiry, claim, order or investigation by or before any Governmental Authority arising out of events, transactions, facts, circumstances, acts or omissions which occurred prior to or on the Closing Date, including, without limitation, personal injury or property damage, product liability or strict liability;

(vii) all liabilities or obligations of the Seller Group, related to the Seller’s Business or the Purchased Assets or otherwise, not disclosed in the GAAP Financial Statements, of any kind or nature, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events, transactions, facts, acts or omissions which occurred prior to or on the Closing Date;

(viii) any liabilities or obligations of the Seller Group of any kind or nature, whether known or unknown, absolute, accrued, contingent or otherwise, arising out of events, transactions, facts, acts or omissions which occur subsequent to the Closing;

(ix) all liabilities, duties, responsibilities and other obligations of the Seller arising prior to the consummation of the Closing under the Assumed Contracts; and

(x) all liabilities that the Seller, any Subsidiary of the Seller and any Stockholder may have with respect to Sellers’ Expenses.

“FDA” means the United States Food and Drug Administration or any successor agency performing similar functions.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vi) any indebtedness secured by a Lien on a Person’s assets.

“Intellectual Property” means all intellectual property rights owned or used by any of the Persons in the Seller Group whether protected, created or arising under the laws of the United States or any other jurisdiction, including, without limitation: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, corporate names, trade dress rights, logos, rights to use Internet domain names, and other general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including, without limitation, lists and databases of attendees, speakers, exhibitors and sponsors, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Seller Group, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), (v) all Software and Technology owned or used by the Seller Group and (vi) all rights to any of the foregoing granted to the Seller Group pursuant to any Intellectual Property License.

“Intellectual Property License” means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to the Seller Group of a right to use a third-person’s intellectual property rights.

“Knowledge” means the actual knowledge, after due inquiry, of each of Amelia Warner, Joe Kessler, Michael Murphy, Pamela Prior, Scott Clark and Tim Gupton.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, proceedings or claims by or before a Governmental Authority.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Seller or any of its Subsidiaries, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Seller or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, or voting trusts, proxies or restrictions (other than restrictions imposed by federal or state securities laws) of any kind.

“Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to (i) the business, assets, properties, results of operations, management, or condition (financial or otherwise) of the Seller Group, taken as a whole, (ii) to the industry in which the Seller’s Business operates or (iii) the ability of the Seller to consummate the transactions contemplated by this Agreement or perform their respective obligations under this Agreement or the other documents contemplated hereby.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Seller’s Business” means the ordinary and usual course of day-to-day operations of the Seller’s Business through the date hereof consistent with past practice.

“Parent Common Stock” shall mean shares of common stock, par value $0.001 per share, of Cancer Genetics, Inc.

“Parent Per Share Value” shall mean, with respect to Parent Common Stock as of any given date, the volume weighted average price of Parent Common Stock on the Principal Trading Market for the five trading days immediately preceding such date.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority and any non-governmental regulatory body licenses, certifications or accreditations.

“Permitted Encumbrances” means (i) those items listed in Schedule 1.1C, (ii) liens for Taxes not yet due and payable, (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Seller’s Business or the Purchased Assets, (iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Seller’s Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property, and (v) liens arising under original purchase price sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individual or in the aggregate, material to the Seller’s Business or the Purchased Assets.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be the NASDAQ Capital Market.

“Purchased Assets” means all of the right, title and interest of the Seller Group in and to all assets used in the conduct of the Seller’s Business, of every kind and description, wherever located, whether now owned or acquired on or after the date hereof and prior to the consummation of the Closing, whether tangible or intangible (including, without limitation, goodwill), real, personal or mixed, but excluding the Retained Assets. The Purchased Assets include, without limitation, all of the right, title and interest of the Seller Group in and to the following assets used in the conduct of the Seller’s Business:

(i) all of the Seller Group’s accounts and notes receivable outstanding as of the Closing Date (the “Accounts Receivable”);

(ii) all Leased Real Property and the buildings and improvements thereto leased by the Seller Group, including those leases listed on Schedule 1.1D;

(iii) all computers, computer servers, test equipment, printers and laptops and other computer equipment (including spare parts) and Software employed in the conduct of the Seller’s Business, including those assets listed on Schedule 1.1E;

(iv) all machinery and equipment (including spare parts), business machines, automobiles and other vehicles, furniture, fixtures, supplies, models, capital improvements in process, tools and all other tangible personal property employed in the conduct of the Seller’s Business, including those assets listed on Schedule 1.1F;

(v) all brochures, pamphlets, directories, signage, displays, booths, marketing, merchandising and advertising specialty items and other items which may comprise the inventory of the Seller’s Business;

(vi) all easements, rights of way, servitudes, leases, permits, licenses or options used or held by the Seller’s Business;

(vii) all prepaid deposits paid to the Seller Group, all prepaid deposits paid by the Seller Group to any other Person, advances paid to the Seller Group, advances paid by the Seller Group to any other Person and other prepaid expenses associated with the Seller’s Business, including, without limitation, all deposits, advances and rights to rebates of any type;

(viii) all right, title and interest of the Seller Group in mortgages, indentures, promissory notes, evidences of indebtedness, other debt, deeds of trust, loan or credit agreements or similar agreements or instruments evidencing indebtedness of customers, other than Accounts Receivable;

(ix) all rights and claims of the Seller Group, whether mature, contingent or otherwise, against third parties, whether in tort, contract or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors, claims for refunds, rights of off-set and credits of all kinds and all other general intangibles; provided, however, that such rights and claims shall not include rights and claims established by this Agreement or the other agreements contemplated hereby;

(x) all authorizations, consents, approvals, licenses, orders, Permits and exemptions of, and filings or registrations with, any Governmental Authority or non-governmental regulatory authority, to the extent transferable by the Seller Group;

(xi) all of the Intellectual Property and Technology of the Seller Group;

(xii) all rights under any executory contract related to the Seller’s Business to which the Seller Group is a party, including, without limitation, any license agreement, security agreement, indemnity agreement, subordination agreement, mortgage, equipment lease and other lease or sublease (whether or not capitalized), conditional sale or title retention agreement and any purchase order from any customer;

(xiii) the name Gentris Corporation, the names of the divisions of the Seller and any other names used by the Seller in the Seller’s Business;

(xiv) the benefit of coverage provided by all current and expired insurance policies of Seller to the extent they relate to any of the Purchased Assets or Assumed Liabilities;

(xv) all other assets used or useful in the conduct of the Seller’s Business, whether or not reflected on the books and records of the Seller Group, including, without limitation, the Seller’s Business as a going concern, its goodwill and franchises, all credit balances of or inuring to the Seller Group under any state unemployment compensation plan or fund, its employment contracts, restrictive covenants and obligations of present and former employees, agents, representatives, independent contractors and others, and all books, records, files and papers relating to, or necessary to the conduct of, the Seller’s Business; and

(xvi) all equity interests of any Subsidiary.

“Purchaser Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by the Parent or the Purchaser in connection with the consummation of the transactions contemplated hereby.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“Retained Assets” means all cash and cash equivalents (other than the Accounts Receivable), all tax returns and tax refunds relating to any tax period ending on or before the Closing Date, all stock books and corporate organizational documents and the other assets listed on Schedule 1.1G.

“Revenues” means all revenue received by Purchaser during the Earnout Period directly through the operation of Seller’s Business, including revenues attributable to new or renewed contracts with Merck Sharp & Dohme Corp. or its Affiliates for biorepository services and revenue from genomic testing, but does not include revenue from existing biorepository contracts in place at the time of the Closing Date.

“Seller Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by any Person in the Seller Group in connection with the consummation of the transactions contemplated hereby.

“Seller Group” means the Seller and each of its Subsidiaries. Unless the context expressly indicates to the contrary, each reference herein to the Seller Group constitutes a reference to the Seller and each other Person that is part of the Seller Group both conjunctively and disjunctively. Any reference herein to a “Person in the Seller Group” shall refer to the Seller and each of its Subsidiaries.

“Seller Group Product” means any product or service offering of the Seller Group marketed, sold, licensed or distributed by the Seller Group.

“Seller Representative” shall mean Tim Gupton.

“Sellers’ Expenses” means all costs and expenses incurred by the Seller and any Subsidiary of the Seller in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby or obtaining any requisite consents or approvals of the Agreement or the transactions contemplated hereby, including any brokerage, investment bankers or similar fees and any attorneys’ or accounting fees.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Stockholder” means an equity holder of Seller.

“Subsidiary” means any entity (a) the accounts of which are required as of the date hereof or as of the Closing Date to be consolidated with those of the Seller in the Seller’s consolidated financial statements pursuant to GAAP; or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are, as of the date hereof or as of the Closing Date, owned, controlled or held by the Seller or one or more Subsidiaries of the Seller.

“Tax,” “tax,” “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income,

alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, environmental, windfall profits, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” or “tax return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Person within the Seller Group.

“Technology” means, collectively, (i) all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, (ii) all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein, and (iii) all related technology that is used in, incorporated in, embodied in, displayed by or relate to any of the foregoing or is otherwise owned or used by the Seller Group.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex Equities (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means the Purchaser Documents and the Seller Documents.

Section 1.2 Other Definitions. The following table identifies the sections in this Agreement where certain other definitions are set forth:

Defined Term	Section
Accounts Receivable	Section 1.1, Definition of “Purchased Assets”
Applicable Percentage	Section 2.3(a)(iv)(b)
Arbitration Service	Section 8.4(c)(ii)
Assignment and Assumption Agreement	Section 2.2(a)(i)
Assumed Contracts	Section 3.13(c)

Balance Sheet Date	Section 3.9(a)
Bill of Sale	Section 2.2(a)(i)
Bonus Agreements	Section 1.1, Definition of “Assumed Liabilities”
Business Consultant	Section 3.15(b)
Business Employees	Section 3.15(a)
Cap	Section 8.2(e)
Cash Consideration	Section 2.3(a)(i)
Charter Amendment	Section 2.2(a)(iii)
Closing	Section 2.6
Closing Date	Section 2.6
COBRA Coverage	Section 6.8(d)
Competitive Business	Section 6.6(a)
Confidential Information	Section 6.6(b)
Contingent Accounts	Section 2.3(a)(i)
Copyrights	Section 1.1, Definition of “Intellectual Property”
Damages	Section 8.2(a)
Deductible	Section 8.2(e)
Delaware Courts	Section 9.3(b)
Earnout Closing Date	Section 2.9(b)
Earnout Objection	Section 2.9(d)
Earnout Stock	Section 2.4
Employees	Section 6.8(a)
Escrow Agreement	Section 2.4
Escrow Period	Section 8.4(a)
Exchange Act	Section 5.8
Fair Market Value	Section 8.4(c)(i)
GAAP Financial Statements	Section 3.9(a)
Gross Exit Fees	Section 2.3(a)(iv)(a)
Indemnified Party	Section 8.2(c)
Indemnifying Party	Section 8.2(c)
Leased Property	Section 3.7(a)
Marks	Section 1.1, Definition of “Intellectual Property”
Material Contracts	Section 3.13(a)
Merck Exit Compensation	Section 2.3(a)(iv)
Minimum Claim Amount	Section 8.2(e)
Money Laundering Laws	Section 3.17(f)
Monthly Report	Section 2.9(b)
Off-The-Shelf Software	Section 3.12(d)
Parent	Opening Paragraph
Parent Notice	Section 8.4(b)
Parent Indemnified Parties	Section 8.2(a)

Patents	Section 1.1, Definition of “Intellectual Property”
Payoff Indebtedness	Section 2.3(a)(i)
Purchaser Benefit Arrangements	Section 6.8(b)
Securities	Section 2.4
Securities Act	Section 2.4
Seller	Opening Paragraph
Seller’s Business	First Recital
Seller Indemnified Parties	Section 8.2(b)
Seller Permits	Section 3.17(b)
Service Provider	Section 3.15(e)
Stock Consideration	Section 2.3(a)(ii)
Survival Period	Section 8.1(a)
Termination Date	Section 8.4(a)
Title IV Plan	Section 3.14(b)
Total Consideration	Section 2.3(a)
Trade Secrets	Section 1.1, Definition of “Intellectual Property”
Trademark Assignment Agreement	Section 2.2(a)(ii)
Transferred Contracts	Section 6.10

Section 1.3 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

ARTICLE II

Purchase of Assets; Assumption of Liabilities; Additional Covenants

Section 2.1 Purchase of Assets and Assumption of Liabilities by the Purchaser. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing (i) the Seller shall sell, assign, transfer, convey and deliver, or, as applicable, shall cause such other Person in the Seller Group to sell, assign, transfer, convey and deliver, to the Purchaser all of the Seller Group’s right, title and interest in and to the Purchased Assets, and (ii) the Purchaser shall assume all of the Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, the Seller Group shall effect such sale of assets and the Purchaser shall effect such assumption of liabilities by executing and delivering at the Closing the assignment and assumption agreement referred to herein. NOTWITHSTANDING THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PURCHASER IS NOT ASSUMING, NOR SHALL THE PURCHASER IN ANY MANNER BECOME LIABLE FOR, ANY LIABILITIES OR OBLIGATIONS OF THE SELLER GROUP OF ANY KIND OR NATURE OTHER THAN THE ASSUMED LIABILITIES.

Section 2.2 Document Deliveries at the Closing.

(a) Document Deliveries by the Seller. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, the Seller shall execute and deliver, or cause to be executed and delivered, as the case may be, the following documents at or prior to the Closing:

(i) The Seller shall execute and deliver to the Purchaser an assignment and assumption agreement, in the form and substance of the assignment and assumption agreement annexed hereto as Exhibit A (the “Assignment and Assumption Agreement”) and a bill of sale, in the form and substance of the bill of sale annexed hereto as Exhibit B (the “Bill of Sale”).

(ii) The Seller shall execute and deliver to the Purchaser a trademark assignment agreement, in form and substance of the trademark assignment agreement annexed hereto as Exhibit C (the “Trademark Assignment Agreement”), and shall complete, execute and deliver to the Purchaser all forms as the Purchaser shall reasonably determine to be appropriate to transfer title and/or ownership to all URL’s included in the Purchased Assets to the Purchaser hereunder, in form and substance reasonably satisfactory to the Purchaser.

(iii) The Seller shall execute and deliver to the Purchaser the certificate of amendment to the Seller’s certificate of incorporation described in Section 6.6 (the “Charter Amendment”).

(iv) The Seller shall execute and deliver to the Purchaser a certificate, in form reasonably satisfactory to the Purchaser, stating that each of the conditions set forth in Section 7.2(a), (b) and (c) has been satisfied.

(v) The Seller shall deliver general releases from each of Amelia Warner and Pam Prior.

(vi) The Seller shall execute and deliver to the Purchaser such other conveyancing documents as the Purchaser shall reasonably determine to be appropriate to transfer title and/or ownership to the Purchased Assets to the Purchaser hereunder, in form and substance reasonably satisfactory to the Purchaser.

(vii) The Seller shall deliver all Permits relating to, or necessary to the conduct of, the Seller’s Business by the Purchaser, issued in Purchaser’s name or with all requisite transfer documents.

(viii) The Seller shall execute the Escrow Agreement and deliver it to the Purchaser and the Escrow Agent.

(ix) The Seller shall deliver to the Purchaser, if applicable, an affidavit of non-foreign status of the Seller dated as of the Closing Date that complies with section 1445 of the Code.

(b) Document Deliveries by the Purchaser. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, the Purchaser shall execute and deliver the following documents at or prior to the Closing:

(i) The Purchaser shall execute and deliver to the Seller a certificate, in form reasonably satisfactory to the Seller, stating that each of the conditions set forth in Section 7.3(a) has been satisfied.

(ii) The Purchaser shall execute the Assignment and Assumption Agreement and deliver the Assignment and Assumption Agreement to the Seller.

(iii) The Purchaser shall execute the Escrow Agreement and deliver the Escrow Agreement to the Seller and Escrow Agent.

Section 2.3 Consideration.

(a) The aggregate consideration for the Purchased Assets (the “Total Consideration”) shall be:

(i) an amount equal to the lesser of (A) $3,250,000 and (B) the “Total Obligations” outstanding as of the Closing Date calculated as set forth in the “waterfall” shown on Schedule 2.3(A); provided however, that if (B) (the “Payoff Indebtedness”) is less than $3,250,000, fifty percent (50%) of the amount equal to $3,250,000 minus the Payoff Indebtedness shall be added to the cash consideration (the “Cash Consideration”); provided further, to the extent that any of the “Back Billings” as set forth on Schedule 2.3(B) (the “Contingent Accounts”), are collected from the obligors under such Contingent Accounts within 120 calendar days following the Closing Date, such collections shall be paid to the Seller, but in no instance shall any such payment be made if total Cash Consideration, including any such payment previously paid, would exceed $3,250,000.

(ii) shares of Parent Common Stock equal to (x) $1,500,000 divided by (y) the Parent Per Share Value as of the Closing Date (the “Stock Consideration”).

(iii) an additional amount of up to $1,500,000 as determined in accordance with Section 2.9 and payable in either immediately available funds or shares of Parent Common Stock (or a combination thereof), as determined by Purchaser and Parent in their sole discretion, with the number of shares of Parent Common Stock to be issued, if any, to be based on the Parent Per Share Value as of Earnout Closing Date (the actual amount so paid hereinafter referred to as the “Earnout Payment”). Notwithstanding the foregoing, Parent shall make the Earnout Payment in immediately available funds to the extent necessary to prevent the aggregate number of shares of Parent Common Stock issued under this Agreement from exceeding 19.99% of the outstanding common stock of Parent immediately prior to the Closing.

(iv) an additional amount (the “Merck Exit Compensation”) payable in immediately available funds no later than December 15, 2015, which Merck Exit Compensation shall be related to Merck’s termination of its biorepository relationship with the Company (the “Merck Exit”) and shall be determined in accordance with the following formula:

Applicable Percentage x 32% x Gross Exit Fees

Parent and Purchaser shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to maximize the Merck Exit Compensation. For purposes of the foregoing formula:

(a) “Gross Exit Fees” shall mean the aggregate gross fees, including accessioning and double coding fees, received by the Business in connection with the Merck Exit in the period commencing on the Closing Date and ending on December 31, 2014; and

(b) “Applicable Percentage” shall mean (x) 30% if Gross Exit Fees are less than $1,000,000, (y) 40% if Gross Exit Fees are equal to or greater than $1,000,000 and less than $1,500,000, or (z) 50% if Gross Exit Fees are greater than $1,500,000; and

(b) Purchaser’s assumption of the Assumed Liabilities.

Section 2.4 Payments by the Parent at Closing. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing, the Parent shall (i) pay, on behalf of the Seller Group, the Cash Consideration by wire transfer of immediately available funds to the accounts and in such amounts designated on Schedule 2.3(A) and (ii) cause its transfer agent to issue the Stock Consideration in the name of the Seller and deliver (a) two thirds (2/3) of the Stock Consideration to the Seller and (b) one third (1/3) of the Stock Consideration to the Escrow Agent, to be held and disbursed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in the form and substance of the escrow agreement annexed hereto as Exhibit D, subject to such modifications thereof as the Escrow Agent shall reasonably request prior to the Closing and as shall be accepted by the Parent and the Seller (such acceptance not to be unreasonably denied) (as so modified, the “Escrow Agreement”). All Stock Consideration and any shares of the Parent issued as an Earnout Payment (the “Earnout Stock” and, together with the Stock Consideration, the “Securities”) shall be issued in compliance with exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder. The Seller shall provide the Escrow Agent with stock powers signed in blank. The stock certificates representing the Securities shall bear restrictive legends in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Section 2.5 Allocation of the Consideration. Following the Closing, the Parent shall determine the final tax allocation of the Total Consideration and shall provide the Seller with such tax allocation. The Seller shall have the opportunity to review and evaluate such allocation. Unless the Seller reasonably objects to such allocation, the Parent and the Seller agree that such tax allocation will be binding on all parties for federal income tax purposes in connection with the purchase and sale of the Purchased Assets, and will be consistently reflected by each party on its respective income Tax Returns. The Parent and the Seller agree to prepare and timely file all applicable Internal Revenue Service forms, including Form 8594 (Asset Acquisition Statement), and other governmental forms, to cooperate with each other in the preparation of such forms and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof. In the event the Seller reasonably objects to such allocation, the Parent shall engage a third party accounting firm, which is reasonably acceptable to the Seller, to provide advice on the tax allocation. Such tax allocation will then be binding on all parties.

Section 2.6 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Alston & Bird LLP, located at 90 Park Avenue, New York, NY 10016 at 10:00 a.m. (local time) on the date that is five (5) business days after satisfaction of all obligations under Article VII, or such other date mutually agreeable to the parties (the “Closing Date”).

Section 2.7 Assets Not Assignable.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted transfer or assignment thereof, without the authorization, consent, waiver, approval or other action of any third Person, would constitute a breach or other contravention of the rights of such third Person, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of the Seller or, upon transfer or assignment, the Purchaser with respect to such asset. If any transfer or assignment by the Seller to, or any assumption by the Purchaser of, any interest in, or liability, obligation or commitment under, any asset requires the authorization, consent, waiver, approval or other action of a third Person, then such assignment or assumption shall be made subject to such authorization, consent, waiver, approval or other action being obtained or taken. To the extent any Assumed Contract may not be transferred or assigned to the Purchaser by reason of the absence of any such authorization, consent, waiver, approval or other action, the Purchaser shall not be required to assume any Assumed Liabilities arising under such Assumed Contract, and the provisions of Section 2.7(b) through (e) shall control such Assumed Contract.

(b) Without limiting the generality or effect of any provision of this Agreement, to the extent that any Assumed Contract to be transferred or assigned pursuant to this Agreement is not capable of being transferred or assigned without the authorization, consent, waiver, approval or other action of a third Person, or if such transfer or assignment transfer or attempted transfer or assignment would constitute a breach thereof or a violation of any law, nothing in this Agreement shall constitute a transfer or assignment or an attempted transfer or assignment thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Seller will not be obligated to transfer or assign to the Purchaser any of its rights and obligations in and to any of the Assumed Contracts referred to in Section 2.7(a) without first having obtained all of the authorizations, consents, waivers, approvals or other actions necessary for such transfers or assignments.

(d) To the extent that the authorizations, consents, waivers, approvals or other actions referred to in Section 2.7(c) are not obtained by the Seller prior to the Closing, the parties will use commercially reasonable efforts to obtain such authorizations, consents, waivers, approvals or other actions subsequent to the Closing and, if such authorizations, consents, waivers, approvals or other actions cannot be obtained, Seller will, during the term of each such Assumed Contract: (i) use reasonable efforts, with costs and expenses of the Seller related thereto to be borne by the Seller, to provide to the Purchaser the benefits of any such Assumed Contract to the extent relating to the Seller’s Business or the Purchased Assets; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser, without incurring any obligation to any other Person other than to provide such benefits to the Purchaser; and (iii) enforce, at the request of the Purchaser, for the account of the Purchaser any rights of the Seller arising from any such Assumed Contract (including without limitation the right to assert and prosecute claims thereunder and otherwise enforce the rights granted thereunder and the right to elect to terminate in accordance with the terms thereof upon the advice of the Purchaser).

(e) Provided (and for so long as) the Seller obtains the benefits of such Assumed Contract for the Purchaser, the Purchaser will perform the obligations of the Seller under or in connection with any Assumed Contract referred to in this Section 2.7 (to the extent permitted thereunder) for the benefit of the other party or parties thereto.

Section 2.8 Insurance. The Seller shall cause the Parent and the Purchaser to be named as an additional insureds on all insurance policies existing as of the date of this Agreement (true and complete copies of which have been previously provided to the Parent). The Seller shall obtain prepaid “tail insurance” policies prior to the Closing Date that will remain in effect for an aggregate period of at least six (6) years, which policies provide coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date. Such tail insurance policies shall provide coverage that is substantially equivalent to and in any event not less favorable in the aggregate than the Seller’s existing policies or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

Section 2.9 Earnout.

(a) Calculation of Earnout Payment. The amount of the Earnout Payment shall be determined as follows:

(i) If Revenues during the Earnout Period are equal to or greater than $4,750,000 but less than $5,750,000, then the Earnout Payment (which shall not exceed $400,000) shall be determined in accordance with the following formula:

$300,000 + 10% x (Revenues - $4,750,000).

(ii) If Revenues during the Earnout Period are equal to or greater than $5,750,000 but less than $6,750,000, then the Earnout Payment (which shall not exceed $700,000) shall be determined in accordance with the following formula:

$500,000 + 20% x (Revenues - $5,750,000).

(iii) If Revenues during the Earnout Period are equal to or greater than $6,750,000 but less than $7,750,000, then the Earnout Payment (which shall not exceed $1,100,000) shall be determined in accordance with the following formula:

$800,000 + 30% x (Revenues - $6,750,000).

(iv) If Revenues during the Earnout Period are equal to or greater than $7,750,000, then the Earnout Payment (which shall not exceed $1,500,000) shall be determined in accordance with the following formula:

$1,100,000 + 50% x (Revenues - $7,750,000).

(b) Determination of Eligibility for Earnout Payment. Purchaser shall pay to Seller any Earnout Payment not more than thirty (30) days after the Earnout Period (the “Earnout Closing Date”), provided there is no Earnout Objection. The Earnout Payment shall be paid to Seller pursuant to Section 2.3(a)(iii) hereof. Within fifteen (15) calendar days after the end of each calendar month during the Earnout Period, Purchaser shall provide to Seller an update with respect to the Revenues during such calendar month, together with reasonable supporting documentation and data (the “Monthly Report”).

(c) Efforts. Parent and Purchaser shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to maximize the Earnout Payment. Without limiting the generality of the foregoing, until the end of the Earnout Period, except as expressly contemplated by this Agreement, (i) Parent and Purchaser will cause the Seller’s Business to be operated as a standalone business, except for changes that Parent and Purchaser believe in good faith when implemented will result in an improvement to the Seller’s Business’ results of operations, (ii) each of Parent and Purchaser acknowledge and agree that the Seller’s Business will receive reasonable and appropriate levels of support from Parent and Purchaser post-Closing to enable the Seller’s Business to maximize its operating performance post-Closing, and (iii) neither Parent, Purchaser nor any other Subsidiary of Parent will cause the Seller’s Business to take any of the following actions without the prior written consent of the Seller Representative: (A) sell, lease or otherwise dispose of a material portion of the assets or business of the Seller’s Business or any Subsidiary through a transaction or series of related transactions; (B) enter into any line of business not related to the Seller’s Business; (C) other than pursuant to a contractual obligation existing as of the Closing Date, acquire the stock, assets or business or another Person; (D) materially reduce the amount or quality of the staffing resources available the Seller’s Business; or (E) require the Seller’s Business to provide services at below-market prices.

(d) Access; Disputes. Purchaser shall provide Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data and employees of Purchaser and its Affiliates to the extent reasonably necessary to verify any Monthly Report. Seller shall have thirty (30) calendar days from the final day of the Earnout Period to review the Monthly Reports and to agree or disagree as to the amount of the Earnout Payment. If Seller does not agree with the Monthly Reports, then Seller shall, within the thirty (30) calendar day period beginning on the final day of the Earnout Period, deliver a written objection to Purchaser that shall specify in reasonable detail the basis for the objection on a line item basis (the “Earnout Objection”). Upon Purchaser’s receipt of the Earnout Objection, Purchaser and Seller shall negotiate in good faith to resolve the Earnout Objection, but if the Earnout Objection cannot be resolved by negotiation between Seller and Purchaser within thirty (30) calendar days after Purchaser’s receipt of the Earnout Objection, Purchaser and Seller shall submit their respective calculations, together with the supporting documentation to a mutually agreeable accounting firm, which shall review such calculations and documentation and, based solely upon such calculations and documentation and within thirty (30) days after receipt thereof, determine whether the amount of the Earnout Payment and notify the parties in writing of such determination, which determination shall be final, conclusive and binding on all parties. The fees and expenses of the accounting firm shall be shared by Seller, on the one hand, and Purchaser, on the other, in inverse proportion to the amount in dispute for which each of them is successful.

ARTICLE III

Representations and Warranties of the Seller

The Seller represents and warrants to the Parent and Purchaser as follows:

Section 3.1 Organization, Good Standing and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease its property and assets and to carry on the Seller’s Business as presently conducted, and is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect. Schedule 3.1 lists each jurisdiction in which the Seller is so qualified. The Seller’s Business is conducted solely through Persons in the Seller Group.

Section 3.2 Authorization. Seller has full power and authority to execute and deliver this Agreement. Seller has full power and authority to execute and deliver each other Seller Document to be executed by Seller, and to consummate the transactions contemplated by the Seller Documents. The execution, delivery and performance by the Seller of this Agreement and the execution, delivery and performance by the Seller of the other Seller Documents to be executed by the Seller have been duly authorized by all necessary corporate action on behalf of the Seller. This Agreement has been, and each other Seller Document will be at or prior to the Closing, duly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Seller Document when so executed and delivered will constitute, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3 Non-contravention. Neither the execution or delivery by the Seller of this Agreement nor the other Seller Documents referred to herein nor the performance by the Seller of its obligations hereunder and thereunder will (a) contravene any provision contained in the certificate of incorporation, by-laws or other organizational documents of the Seller, (b) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (i) any Material Contract or (ii) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which any entity within the Seller Group is a party or by which any entity within the Seller Group is bound or to which any of the assets or properties of any entity within the Seller Group is subject, (c) result in the creation or imposition of any Lien on any of the assets or properties of any entity within the Seller Group, or (d) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Assumed Liability, except in the case of clauses (b), (c) or (d) such as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

Section 3.4 No Consents. Except as set forth in Schedule 3.4 or as would not reasonably be expected to have a Material Adverse Effect, no notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Seller Document or the consummation of the transactions contemplated hereby or thereby by the Seller.

Section 3.5 The Purchased Assets. The Purchased Assets constitute all of the rights, properties and assets (real, personal or mixed, tangible or intangible) which are used or held for use in the conduct of the Seller’s Business. The documents of transfer to be executed and delivered by the Seller at the Closing will be sufficient to convey good and marketable title to the Purchased Assets to the Purchaser, free and clear of all Liens except for Permitted Encumbrances.

Section 3.6 Personal Property. The Seller has made available to the Parent true, correct and complete copies of the all leases of personal property used in the Seller’s Business, together with all amendments, modifications or supplements thereto. To the Knowledge of the Seller, each of such leases is in full force and effect and none of the Persons in the Seller Group has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any of the Persons in the Seller Group under any of such leases and, to the Knowledge of the Seller, no other party is in default thereof. To the Knowledge of the Seller, all material items of personal property used in the Seller’s Business are in good operating condition and fit for operation in the Ordinary Course of Seller’s Business (subject to normal wear and tear) with no defects that would reasonably be expected to materially interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

Section 3.7 Real Property.

(a) Schedule 3.7 sets forth a true, correct and complete list of all real property and interests in real property leased by the Seller Group (a “Leased Property”) and used, held for use or intended to be used primarily in the operation or conduct of the Business as presently conducted, other than any such property or interest constituting an Excluded Asset and identifies the landlord of any Leased Property and any material reciprocal easement or operating agreements relating and/or beneficial thereto. The Seller Group does not own any real property.

(b) The applicable Person in the Seller Group has a valid leasehold interest in all Leased Property, in each case free and clear of all Liens, except (i) Permitted Encumbrances (ii) any conditions that may be shown by a current, accurate American Land Title Association survey or physical inspection of any Leased Property made prior to Closing and (iii) zoning, building and other similar restrictions. None of the items set forth in clauses (i), (ii) or (iii) above, individually or in the aggregate, could reasonably be expected materially to impair the continued use and operation of the property to which they relate in the conduct of the Business as presently conducted.

(c) Seller has made available to the Purchaser true, legible and complete copies of all title insurance policies, title reports, surveys, certificates of occupancy, appraisals, permits, Liens, title documents, leases and other documents relating to or otherwise affecting each Leased Property which are in the possession of Seller. The copies of the leases to all Leased Properties provided by the Seller are correct and complete in all respects, and no oral understandings exist with respect to any Leased Property not reflected in the written materials supplied by Seller. Seller is in undisturbed possession of the respective Leased Property, and has no Knowledge of any contractual or legal restrictions that preclude or restrict in any material way the ability to use any Leased Property for the purposes for which it is currently being used. To Seller’s Knowledge, there are no material defects and there are no adverse physical conditions affecting any Leased Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of any Leased Property that materially interfere with the use of such Leased Property for the purposes for which it is currently being used. To Sellers’ Knowledge, there is no material violation of any Applicable Law (including any building, planning or zoning Law) relating to any Leased Property materially affecting the current use or operation of the Business. To the Knowledge of the Seller, all Leased Property is in material compliance with all applicable deed restrictions and covenants and all building, zoning, subdivision, health, safety and other laws, including the Americans with Disabilities Act and the Occupational Safety and Health Act, and Seller has not received notification of any alleged violation.

(d) Neither the whole nor any portion of any Leased Property is subject to any governmental decree or order to be sold nor have any Proceedings for the condemnation, expropriation or other taking of all or any portion of any Leased Property been instituted or, to the Knowledge of the Seller, threatened by any Governmental Entity, with our without payment therefor.

(e) Each Leased Property is occupied under a valid and current certificate of occupancy or similar permit and, to the Knowledge of the Seller, there are no facts that would prevent such Leased Property from continuing to be occupied and used by Seller after the Closing in substantially the same manner as occupied and used by Seller immediately prior to the Closing.

(f) All buildings, improvements and facilities located on each Leased Property are supplied with utilities and other services necessary for the operation thereof (including, but not limited to, gas, electricity, water, sanitary sewer and storm sewer) and all of such services are in all material respects adequate for the current use or operation of the Business.

(g) All real estate Taxes for which any Person of the Seller Group is responsible with respect to any Leased Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

Section 3.8 Absence of Questionable Payments. No entity in the Seller Group, either directly or indirectly through its expressly authorized agents, has: (i) used any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities of government officials or others, or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.9 Financial Statements; Books and Records; Accounts Receivable; Funded Indebtedness.

(a) Attached as Schedule 3.9(a) are (i) true and complete copies of the Seller’s unaudited consolidated balance sheet as of May 31, 2014 (the “Balance Sheet Date”) and May 31, 2013 and the related unaudited consolidated statements of operations, changes in Stockholder’s deficit and cash flows for each of the five month periods then ended and (ii) true and complete copies of the Seller’s audited balance sheet as of December 31, 2013 and December 31, 2012 and the related audited statements of operations, changes in Stockholder’s deficit and cash flows for each of the years ended December 31, 2013 and December 31, 2012, prepared in accordance with GAAP, together with the report of Thomas, Judy & Tucker, P.A., which has served as the Seller’s auditors (such statements, including the related notes and schedules thereto, are referred to herein as the “GAAP Financial Statements”). The GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of the Seller, comply in all material respects with applicable accounting requirements in the case of the GAAP Financial Statements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Seller as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year end adjustments that are not material either individually or in the aggregate). The GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto).

(b) All books, records and accounts of the Seller Group are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(c) Schedule 3.9(c) sets forth a true and complete listing of all of the Seller Group’s Accounts Receivable as of last day of the most recently completed calendar month and an aging schedule reflecting the aggregate amount of all such Accounts Receivable outstanding (i) 30 days or less, (ii) more than 30 days but not more than 60 days, and (iii) more than 60 days. All of the Seller Group’s Accounts Receivable have arisen in the ordinary and regular course of business, represent bona fide transactions with third parties and, to the Knowledge of the Seller, are not subject to any counterclaims or offsets (except for those for which adequate reserves have been established in accordance with GAAP in preparing the GAAP Financial Statements) and have been billed in the Ordinary Course of Seller’s Business.

(d) The Seller Group does not have any funded Indebtedness other than as set forth on Schedule 2.3(A), which Indebtedness is being satisfied in full at Closing with the Cash Consideration.

Section 3.10 No Undisclosed Liabilities. The Seller Group does not have any debt, loss, damage, adverse claim, liability or obligation which are not reflected or provided for in the balance sheet dated as of the Balance Sheet Date included within the GAAP Financial Statements, other than (a) those incurred in the Ordinary Course of Seller’s Business since the Balance Sheet Date, (b) those obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are Material Contracts) are identified in Schedule 3.13(a), and (c) those obligations arising under the Bonus Agreements or the employment agreements with each of Amelia Warner, Pamela Prior and Joseph Kessler.

Section 3.11 Taxes.

(a) All Tax Returns with respect to the Seller’s Business and required to be filed by or on behalf of the Seller and each of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of the Seller and each of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Seller has made due and sufficient accruals for such Taxes in the GAAP Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Seller and each of its Subsidiaries. The Seller and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(b) The Seller made available to the Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Seller and each of its Subsidiaries relating to the taxable periods since January 1, 2008 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Seller and each of its

Subsidiaries. Schedule 3.11(b) lists each such audit. There are no audits or investigations of the Seller or any of its Subsidiaries by any Taxing Authority in progress, nor has the Seller or any of its Subsidiaries received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. To Seller’s Knowledge, no claim has been made by a Taxing Authority in a jurisdiction where the Seller and its Subsidiaries do not file Tax Returns to the effect that the Seller or any of its Subsidiaries are or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Seller or any of its Subsidiaries arising as a result of any failure (or alleged failure) to pay any Tax. The Seller and each of its Subsidiaries has disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and neither the Seller nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth on Schedule 3.11(c), neither the Seller nor any of its Subsidiaries (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. Neither the Seller nor any of the Seller’s Subsidiaries is a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. Neither the Seller nor any of its Subsidiaries has ever been a stockholder of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. Neither the Seller nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law), as a transferee or successor, by contract, or otherwise.

(d) Neither the Seller nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that are not deductible under Section 280G of the Code. Neither Seller nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code. Neither the Seller nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(e) None of the Seller’s Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method (including but not limited to any adjustments pursuant to Section 481(a) of the Code or any corresponding provision of any other Tax Law), (ii) closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) sets forth an accurate and complete list of: (i) all Patents, Marks and Copyrights owned by the Seller Group that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all Marks owned by the Seller Group that are material to the Business but that are not registered or subject to an application to register and (iii) all Software that is owned exclusively by the Seller Group that is material to the operation of the Seller’s Business as presently conducted and presently proposed to be conducted by the Seller Group. Schedule 3.12(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application.

(b) The Seller owns or possesses adequate rights to use all patents, patent applications, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, trademark registrations, service marks, service mark registrations, trade names, mask work rights and other intellectual property necessary to carry on the Seller’s Business. The Seller has taken all steps necessary to perfect its ownership of and interest in its Intellectual Property.

(c) The Seller Group’s products and services, and the conduct of the Seller Group’s business as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any patent, copyright, trademark, trade secret or other similar right, or any contractual right, of any Person.

(d) Except with respect to licenses of generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $10,000 (collectively, “Off-The-Shelf Software”), and except pursuant to the Intellectual Property Licenses listed in Schedule 3.12(d), none of the Persons in the Seller Group is under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to the Seller Group’s use of any Intellectual Property in connection with the conduct of the Seller’s Business as presently conducted.

(e) Schedule 3.12(e) sets forth a complete and accurate list of all Material Contracts to which the Persons in the Seller Group are a party (other than licenses to the Seller Group of Off-The-Shelf-Software or other Contracts not in excess of $10,000) that (i) grant any Intellectual Property Licenses to or from the Seller Group, (ii) contain a covenant not to compete or otherwise limit the Seller Group’s ability to use or exploit fully any of the Intellectual Property, or (iii) contain an agreement by any of the Persons in the Seller Group to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. The Seller made available to the Parent true, correct and complete copies of each Contract set forth on Schedule 3.12(e), together with all amendments, modifications or supplements thereto.

(f) The Seller Group has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of the Seller Group.

(g) None of the Persons in the Seller Group is, or has been at any time during the two (2) years prior to the date hereof, the subject of any pending or, to the Knowledge of the Seller, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any intellectual property rights of any Person, or challenging the Seller Group’s ownership, use, validity or enforceability of any Intellectual Property. None of the Persons in the Seller Group has received written notice of any such threatened claim and to the Knowledge of the Seller, there are no facts or circumstances that would form the basis for any such claim. All of the Seller Group’s rights in and to Intellectual Property are valid and enforceable in all material respects.

(h) To the Knowledge of the Seller, no Person is infringing, violating, misusing or misappropriating any Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in the Seller Group.

(i) No present or former employee of the Seller Group has any right, title, or interest, directly or indirectly, in whole or in part, in any Intellectual Property owned or used by any of the Persons in the Seller Group. To the Knowledge of the Seller, no employee, consultant or independent contractor of any of the Persons in the Seller Group is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by any of the Persons in the Seller Group, in default or breach of any material term relating to Intellectual Property of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(j) To the Knowledge of the Seller, each Person in the Seller Group has at all times complied with all applicable Laws, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Seller Group in the conduct of the Seller’s Business. Except as set forth on Schedule 3.12(j), no claims have been asserted or, to the Knowledge of the Seller, threatened against any Person in the Seller Group alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Seller Group in the conduct of the Seller’s Business. Each Person in the Seller Group takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

Section 3.13 Material Contracts.

(a) Schedule 3.13(a) sets forth all of the following Contracts to which any of the Persons in the Seller Group is a party or by which any of them or their respective assets or properties are bound and which, as of the Closing Date, are in full force and effect (collectively, the “Material Contracts”):

(i) Contracts for the sale of any of the assets in excess of $50,000 of any of the Persons in the Seller Group other than in the Ordinary Course of Seller’s Business;

(ii) Contracts in excess of $50,000 for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;

(iii) Contracts containing covenants of any Person in the Seller Group not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment or covenants of any other Person not to compete with any of the Persons in the Seller Group in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(iv) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Person in the Seller Group of any operating business or material assets or the capital stock or other equity interests of any other Person;

(v) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness in excess of $50,000 or imposing a Lien on any assets in excess of $50,000 of the Seller Group, including indentures, guarantees, loan or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements and security agreements;

(vi) Contracts entered into outside of the Ordinary Course of Seller’s Business in excess of $50,000 providing for the license of Seller Group Products or the provision of services by any Person in the Seller Group;

(vii) Contracts providing for severance, retention, change in control or other similar payments;

(viii) Contracts for the employment of any individual on a full-time, part-time or other basis;

(ix) Outstanding agreements of guaranty or surety in excess of $50,000, direct or indirect, by any of the Persons in the Seller Group;

(x) Contracts providing for indemnification by any of the Persons in the Seller Group arising out of or in connection with any Seller Group Product or service provided by any of the Persons in the Seller Group;

(xi) Contracts (or group of related contracts) which involve the expenditure or receipt of more than $50,000 annually or which require performance by any party more than one year from the date hereof;

(xii) Contracts for the lease of Leased Property;

(xiii) Contracts in excess of $50,000 pursuant to which any Person in the Seller Group provides services to any third party related to the conduct of Seller’s Business, including all customer or client Contracts;

(xiv) Contracts with any Person that require the Seller to deal exclusively with such Person or that require the Seller to transact a minimum amount of business with such Person (or provide for negative consequences if the Seller fails to do either of the foregoing); and

(xv) Powers of attorney given by any Person within the Seller Group.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Person in the Seller Group signatory thereto, enforceable against them in accordance with its terms. None of the Persons in the Seller Group is in material default under any Material Contract, nor, to the Knowledge of the Seller, is any other party to any Material Contract in material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. The Seller has made available to the Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

(c) Schedule 3.13(c) contains a list of the Contracts which the Purchaser shall assume as of the consummation of the Closing (the “Assumed Contracts”), provided that it is understood that the Purchaser shall only assume those liabilities under the Assumed Contracts that arise after the consummation of the Closing or under the Assumed Liabilities. The parties hereto acknowledge and agree that the Purchaser will not assume any obligations under any Contract other than obligations arising after the Closing pursuant to the Assumed Contracts listed in Schedule 3.13(c) or under the Assumed Liabilities listed in Schedule 1.1A.

Section 3.14 Employee Benefits Plans.

(a) Except as disclosed on Schedule 3.14(a), the Seller Group does not maintain or sponsor any Benefit Arrangement. The Seller has made available to the Parent true and complete copies of: (i) each written Benefit Arrangement document and a description of each unwritten Benefit Arrangement, and (ii) each summary plan description (SPD), as applicable, relating to any Benefit Arrangement subject to ERISA. The Seller Group has no obligation or commitment to establish, maintain, operate or administer any new employee benefit arrangement or to amend any Benefit Arrangement so as to increase benefits thereunder or otherwise. Except as disclosed on Schedule 3.14(a), no Benefit Arrangement has terms requiring assumption by the Purchaser or its affiliates.

(b) Neither the Seller Group nor any of its ERISA Affiliates has or has ever had any liability with respect to any employee benefit plan that is or was subject to Title IV of ERISA (a “Title IV Plan”), including a “multiemployer plan”, as defined in Section 3(37) of ERISA, or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA.

(c) Except as would not have a Material Adverse Effect, each Benefit Arrangement (i) has been maintained and operated in compliance with its terms and all applicable Laws, including ERISA, the Code, and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, (ii) with respect to each Benefit Arrangement, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Benefit Arrangement, have been filed or furnished on a timely basis, and (iii) each Benefit Arrangement that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsors, to the effect that the Benefit Arrangement satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired, and, to the Knowledge of the Seller, no facts or circumstances exist or have occurred that could cause the loss of such qualification or the imposition of any Liability, penalty or tax under ERISA, the Code or any other applicable Laws.

(d) There are no actions or claims existing or pending (other than routine claims for benefits) or, to Knowledge of Seller, threatened with respect to any Benefit Arrangement that could have an effect on this transaction, and neither the Seller Group nor any of its ERISA Affiliates have been notified of any audit or investigation of a Benefit Arrangement by any Governmental Authority that could effect this transaction, result in a material liability to the Purchaser or result in the imposition of a lien or other claim against any of the Purchased Assets. Seller Group has paid and discharged promptly when due all liabilities and obligations arising under ERISA, the Code or any Benefit Arrangement of a character which if unpaid or unperformed could result in the imposition of a lien or any other claim against any of the Purchased Assets.

(e) Except as set forth in Schedule 3.14(e), or as would not have a Material Adverse Effect, neither the execution and delivery of this Agreement, the termination of any Benefit Arrangement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any employee or consultant of Seller Group or any of its ERISA Affiliates, (ii) increase any benefits otherwise payable under any Benefit Arrangement, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; no such payment or benefit will be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code. The Seller Group or any of its ERISA Affiliates are not a party to any contract, arrangement or plan pursuant to which it is bound to compensate any person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(f) No Benefit Arrangement is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

(g) Neither Seller nor Purchaser will incur any material liability with respect to the termination of any Benefit Arrangement apart from regular insurance premiums or similar fees or amounts due in the normal course through the date of termination.

(h) The representations and warranties set forth in this Section 3.14 are Seller’s sole and exclusive representations and warranties regarding employee benefits in general and the Benefit Arrangements specifically.

Section 3.15 Labor.

(a) Schedule 3.15(a) contains an accurate and complete list of the names of all of the employees engaged in the Seller’s Business (“Business Employees”), together with each such Business Employee’s annual rate of salary or hourly wage rate.

(b) Schedule 3.15(b) contains an accurate and complete list of the names of each consultant or independent contractor who currently provides, or who has within the prior twelve month period provided, material services to the Seller’s Business (each, a “Business Consultant”).

(c) All Business Employees are actively at work (or on vacation) and no Business Employee is currently on a leave of absence, layoff, suspension, sick leave, workers compensation, short or long term disability, family leave, military leave, or otherwise not actively performing his or her work during all normally scheduled business hours (other than vacation).

(d) The Seller has made available to the Parent a copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with a Business Employee or Business Consultant and all personnel policies, manuals, employee handbooks and similar materials pertaining to the Business.

(e) With respect to current and former employees and service providers of the Business, except as disclosed on Schedule 3.15(e) (each a “Service Provider”):

(i) the Seller Group is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(ii) there is not now, nor within the past six years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to the Seller’s Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Service Provider, including charges of unfair labor practices or discrimination complaints;

(iii) no collective bargaining agreement is binding and in force against the Seller Group or currently being negotiated by the Seller Group, and to the Knowledge of the Seller, no union organization campaign is in progress with respect to any of the Service Providers, and no question concerning representation exists respecting such Service Providers; and

(iv) the Seller Group does not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(f) No “mass layoff,” “plant closing” or similar event as defined by the Worker Adjustment and Retraining Notification Act with respect to the Seller Group has occurred.

Section 3.16 Litigation. Except as set forth in Schedule 3.16, there is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against any of the Persons in the Seller Group (or to the Knowledge of the Seller, pending or threatened against any employees of any of the Persons in the Seller Group with respect to their business activities on behalf of the Seller Group), or to which any of the Persons in the Seller Group is otherwise a party, before any Governmental Authority; nor to the Knowledge of the Seller is there any reasonable basis for any such Legal Proceeding. None of the Persons in the Seller Group is subject to any Order. There are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened that are reasonably likely to prohibit or restrain the ability of the Seller to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.17 Compliance with Laws; Orders; Permits.

(a) Each of the persons in the Seller Group is in compliance in all material respects with all Laws of each Governmental Authority applicable to its business, operations or assets, including without limitation all FDA rules and regulations, comparable state laws, regulations governing current Good Tissue Practice (cGTP), the federal Clinical Laboratory Improvement Act of 1988, as amended (CLIA), the Stark Law and state equivalents, escheat laws, abandoned property laws, laws relating to employment and compensation and marketing laws and other laws relating to privacy and internet communications. Since January 1, 2004, none of the Persons in the Seller Group has received any notice of or been charged with the violation of any material Law by any Governmental Authority. To the Knowledge of the Seller, none of the Persons in the Seller Group is or since January 1, 2004, has been, under investigation with respect to the violation of any Law and to the Knowledge of the Seller, there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would have an immaterial effect upon the Seller’s Business.

(b) Schedule 3.17(b) is a true and complete listing of all Permits which are required for the operation of the business of the Seller Group as presently conducted (“Seller Permits”). The Persons in the Seller Group currently have all Permits which are required for the operation of their respective businesses as presently conducted and has the right to transfer the Seller Permits to the Purchaser at Closing. Each issued Permit currently is in full force and effect. None of the Persons in the Seller Group is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit, and to the Knowledge of the Seller, there are no facts or circumstances which form the basis for any such default or violation. No Person in the Seller Group has received notification of any revocation or modification of any Permit. The Seller has completed all necessary registration of its establishments and facilities with all Governmental Authorities that are necessary for the Seller to conduct its business in the manner and to the extent now conducted. Each registration is current and up to date. None of the Seller Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement. Purchaser will be entitled to obtain a transfer of all Seller Permits from Seller or a new Permit in its own name.

(c) Neither the Seller nor to the Knowledge of the Seller, any employee or agent of the Company has made any contribution or other payment to any official of, or candidate for, any federal, state, local or foreign office in violation of any law (including the Foreign Corrupt Practices Act of 1977, as amended.

(d) No Person of the Seller Group, nor any manager, director, agent, employee or any other person acting for or on behalf of Seller, has directly or indirectly made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any person, including but not limited to any staff Stockholder at any hospital or any government officer (i) to obtain favorable treatment in securing business for Seller, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Person in the Seller Group, or (iv) in violation of any applicable anti-corruption law.

(e) No Person in the Seller Group nor any manager, director, agent, employee or any other person acting for or on behalf of Seller, has established or maintained any fund or assets in which Seller has proprietary rights that have not been recorded in the books and records of Seller. Each transaction is properly and accurately recorded in all material respects on the books and records of Seller, and each document upon which entries such books and records are based is complete and accurate in all material respects. Seller maintains a system of internal accounting controls reasonably designed to insure that there is no maintain no off-the-books accounts and its assets are used only in accordance with its corporate management directives.

(f) The operations of the Seller are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Seller with respect to the Money Laundering Laws is pending, or to the best Knowledge of the Seller, threatened.

(g) Neither the Seller nor, to the Knowledge of the Seller, any director, officer, agent, or employee of the Seller, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 3.18 Insurance. The Seller Group has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which each of the Persons in the Seller Group is a party or by which such Persons are bound and which provide reasonable levels of insurance comparable to others in the Seller’s Business. No event has occurred, including, without limitation, the failure by any of the Persons in the Seller Group to give any notice or information or any of the Persons in the Seller Group giving any inaccurate or erroneous notice or information, which limits or impairs the rights of any of the Seller Group under any such insurance policies.

Section 3.19 Suppliers and Customers. Schedule 3.19 sets forth a list identifying (i) each supplier to the Seller during the Seller’s current fiscal year (through May 31, 2014) and each of the two preceding fiscal years, showing the approximate total purchases by the Seller from each such supplier during each such period and (ii) each customer of the Seller during the Seller’s current fiscal year (through May 31, 2014) and each of the two preceding fiscal years, showing the approximately revenue generated from each such customer during each such period. Notwithstanding the foregoing, suppliers who have charged the Seller less than $50,000 per year and customers who have generated less than $50,000 per year in revenue for the Seller need not be included on such list. Since December 31, 2011, no supplier or customer listed on Schedule 3.19, except for Merck Sharp & Dohme Corp. and its Affiliates, has terminated its relationship with any of the Persons in the Seller Group or materially increased, decreased or changed the pricing, the volume of business or other terms of its business with any of the Persons in the Seller Group and, to the Knowledge of the Seller, no supplier or customer listed on Schedule 3.19 has notified any of the Persons in the Seller Group that it intends to terminate or materially increase, decrease or change the pricing, the volume of business or other terms of its business with the Seller Group.

Section 3.20 Financial Advisors. Except as set forth in Schedule 3.20, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller Group in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 3.21 Environmental Matters. Each Person in the Seller Group is in compliance with all Environmental Laws and the requirements of all permits issued under such Environmental Laws with respect to the Seller’s Business in all material respects. There are no pending or, to the Knowledge of the Seller, threatened Environmental Legal Proceedings against the Seller.

Section 3.22 Change of Control Payments. Except as set forth on Schedule 3.22, the consummation of the Closing will not cause any acceleration of any benefits under any Benefit Arrangements or any payments to be made under any Benefit Arrangement or otherwise.

ARTICLE IV

Intentionally Omitted

ARTICLE V

Representations and Warranties of the Parent and Purchaser

The Parent and Purchaser jointly and severally represents and warrant to the Seller as follows:

Section 5.1 Organization and Good Standing. The Purchaser is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business. Parent is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business.

Section 5.2 Authorization. Each of the Parent and Purchaser has full power and authority to execute and deliver this Agreement and each other Purchaser Document, to the extent applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Parent and Purchaser of this Agreement and each other Purchaser Document, to the extent applicable, have been duly authorized by all necessary action on behalf of the each of the Parent and the Purchaser. This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Parent and/or Purchaser, to the extent applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Parent and/or Purchaser, to the extent applicable, enforceable against the Parent or Purchaser, to the extent applicable, in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3 Conflicts; Consents of Third Parties.

(a) Neither the execution or delivery by the Parent or Purchaser of this Agreement or any of the other Purchaser Documents, nor the performance by the Parent or Purchaser of its obligations hereunder and thereunder will (i) contravene any provision contained in the organizational and governing documents of the Parent or Purchaser or (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Parent or Purchaser is a party or by which the Parent or Purchaser is bound or to which any of its assets or properties are subject.

(b) No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Purchaser Document or the consummation of the transactions contemplated hereby or thereby by the Parent and Purchaser other than as described in Section 9.9.

Section 5.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Parent or Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Parent or Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5 Financial Advisors. Except as set forth in Schedule 5.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent or the Purchaser in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 5.6 Issuance of the Securities. The Securities have been duly authorized and, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights of stockholders. The Securities will be issued in compliance with all applicable federal and state securities laws.

Section 5.7 Private Placement. No registration under the Securities Act is required for the issuance of the Securities by the Parent to the Seller under the Transaction Documents.

Section 5.8 Listing and Maintenance Requirements. The Parent Common Stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Parent has taken no action designed to terminate the registration of the Parent Common Stock under the Exchange Act nor has the Parent received any notification that the Commission is contemplating terminating such registration. The Parent has not, in the twelve (12) months preceding the date hereof, received written notice from any Trading Market on which the Common Stock is listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance in all material respects with all listing and maintenance requirements of the Principal Trading Market on the date hereof.

ARTICLE VI

Covenants and Agreements

Section 6.1 Access and Information. No investigation of the Seller, its Subsidiaries or the Seller’s Business by the Parent heretofore shall modify or otherwise affect any representations and warranties of the Seller, which shall survive any such investigation, or the conditions to the obligation of the Parent and Purchaser to consummate the transactions contemplated hereby.

Section 6.2 Access to Records after the Closing. Solely for tax purposes, until the seventh anniversary of the Closing, or the purpose of responding to any Legal Proceedings arising from the employment of individuals employed by the Seller on or before the Closing Date, until the third anniversary of the Closing, upon request, the Seller and its representatives shall be permitted reasonable access, during normal business hours to make inspection of, the books and records of the Seller transferred to the Purchaser hereunder, so long as such records are then maintained by the Purchaser in accordance with its customary records retention policy and to make copies thereof as is reasonably necessary to allow the Seller to obtain information in the Purchaser’s possession (but excluding attorney work product or other privileged communications). The Seller shall pay the Parent’s or Purchaser’s out-of-pocket costs and expenses in connection with satisfying such requests.

Section 6.3 Accounts Receivable. From and after the Closing Date, the Purchaser shall have the right and authority to collect for its own account, except the Contingent Accounts, all Accounts Receivable of the Seller and other related items that are included in the Purchased Assets and to endorse with the name of the Seller any checks or drafts received with respect to any Accounts Receivable or such other related items. From and after the Closing Date, neither the Seller nor any Person acting on behalf of the Seller shall have the right to collect for the Seller’s account the Accounts Receivable of the Seller without the prior written consent of the Purchaser. The Seller shall promptly deliver to the Purchaser any cash or other property received directly or indirectly by it with respect to the Accounts Receivables and such other related items. The Seller shall, at the request of the Purchaser, execute and deliver to the Purchaser such additional instruments, documents and agreements as the Purchaser may reasonably request to assist the Purchaser in the collection of the Accounts Receivable of the Seller and such other related items. The Purchaser shall use its commercially reasonable efforts to collect the Contingent Accounts, and pay Seller any amounts collected on the Contingent Accounts in accordance with Section 2.3(a)(i).

Section 6.4 Transfer and Property Taxes.

(a) The Seller shall pay any transfer, sales, purchase, use or similar Tax under the Laws of any Governmental Authority arising out of or resulting from the transfer of the Purchased Assets and the assumption of the Assumed Liabilities. The Seller shall prepare and file the required Tax Returns and other required documents with respect to the Taxes and fees required to be paid by the Seller pursuant to the preceding sentence and shall promptly provide the Parent with evidence of the payment of such Taxes and fees.

(b) The Parent shall pay stock transfer and/or stamp taxes, if any, payable upon the transfer of the Securities from the Parent to the Seller.

(c) The Seller shall (i) prepare and file all Tax Returns reporting the income attributable to the Purchased Assets or the operation of the Seller’s Business for all periods ending prior to or on the Closing Date, (ii) prepare and file all income tax returns reporting the income of the Seller arising on the Closing Date from the transfer to the Purchaser of the Purchased Assets and the assumption by the Purchaser of the Assumed Liabilities, (iii) be responsible for the conduct of all Tax examinations relating to the Tax Returns referred to in (i) and (ii) above, and (iv) pay all Taxes attributable to the Purchased Assets or the operation of the Seller’s Business due with respect to the Tax Returns referred to in (i) and (ii) above. The Purchaser shall prepare and file all Tax Returns reporting the income attributable to the ownership of the Purchased Assets and the operation of the Seller’s Business for all periods beginning after the Closing.

(d) The Seller shall bear all property and ad valorem Tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date, irrespective of the reporting and payment dates of such Taxes. All other real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between the Purchaser and the Seller based on the number of days of such taxable period up to and including the Closing Date (which shall be for the account of the Seller) and the number of days of such taxable period after the Closing Date (which shall be for the account of the Purchaser). With respect to Taxes described in this Section 6.4(d), the Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and the Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes which are subject to proration under this Section 6.4(d) and such payment includes the other party’s share of such Taxes, such other party shall reimburse the remitting party for its share of such Taxes within five (5) Business Days of notice of payment.

Section 6.5 Change of Name. As soon as practicable after the Closing, the Seller shall change its name to a new name bearing no resemblance to its present name and not containing the word “GENTRIS” or any combination or variation thereof or name similar thereto. After the Closing, the Seller shall not, and shall cause each of its Subsidiaries not to, use any such names or any name similar thereto or which, is reasonably believed by the Purchaser to be confused with any such names or the Seller’s Business. At the Closing, the Seller shall deliver to the Purchaser a duly adopted and executed certificate of amendment to the Seller’s certificate of formation effectuating such name change, such document to be in form and substance satisfactory to the Purchaser, and the Seller hereby appoints the Purchaser as its agent to effect the filing of such certificate of amendment with the appropriate Governmental Authorities at the Seller’s sole cost and expense. From and after the Closing, the Seller consents to the use by the Purchaser of the corporate names and any assumed names, fictitious names, trade names or other similar names of the Seller, each of which is and shall be included in the Purchased Assets.

Section 6.6 Non-Competition and Confidentiality Agreement.

(a) For a period of two (2) years after the Closing Date, the Seller will not (i) directly or indirectly, anywhere in the United States or in the People’s Republic of China, engage in any manner (including, without limitation, by owning any interest in, managing, controlling, participating in (whether as an officer, director, employee, partner, agent, representative, consultant or otherwise), rendering services to, organizing, planning to organize, providing funding) in a business that is competitive in any respect with the Seller’s Business as conducted as of the Closing Date (a “Competitive Business”); or (ii) directly or indirectly employ, engage, contract for or solicit the services in any capacity of any Person who is, or within the immediately preceding twelve (12) months has been, employed by or providing services to the Seller Group in the operation of the Seller’s Business on the date hereof.

(b) For a period of two (2) years after the Closing Date, the Seller will not use for its or his own benefit or divulge or convey to any third party, any Confidential Information (as hereinafter defined) relating to the Seller’s Business, unless the Confidential Information becomes of public knowledge or enters the public domain (other than through such party’s direct or indirect act or omission), or the disclosure of which is required by Law and reasonable written notice has been provided to the Parent sufficient to enable the Parent to contest the disclosure. For purposes of this Agreement, “Confidential Information” consists of all information, knowledge or data relating to the Seller’s Business including, without limitation, contacts in the Seller’s databases, customer and supplier lists, formulae, trade know-how, processes, secrets and trade secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans and all other information relating to the operation of the Seller’s Business not in the public domain or otherwise publicly available.

(c) The Seller acknowledges that the restrictions contained in this Section 6.6 are reasonable and necessary to protect the legitimate interests of the Parent and that any breach the Seller of any provision hereof will result in irreparable injury to the Parent. The Seller acknowledges that, in addition to all remedies available at law, the Parent shall be entitled to seek equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. The Parent shall not be required to post any bond or other security in connection with any proceeding to enforce the provisions of this Section 6.6. Without limiting the generality of Section 9.4, the provisions of this Section 6.6 shall inure to the benefit of any subsequent transferee of the Seller’s Business or any substantial portion thereof, whether or not this Agreement is assigned to such transferee. In the event that the Seller (i) dissolves, liquidates or winds up its affairs, (ii) sells the equity interests of the Seller, (iii) merges, consolidates or otherwise combines the Seller with any other entity, or (iv) otherwise leases, transfers, sells or disposes of all or any substantial portion of the remaining assets of the Seller and its Subsidiaries, taken as a whole, whether in one transaction or a series of related transactions, then as a condition to such transaction or transactions, there shall be procured from any successor to the Seller or any Parent or other transferee of all or any substantial portion of the Seller’ remaining assets, as the case may be, a written agreement (which written agreement shall expressly make the Parent and their respective successors and assigns a third-party beneficiary thereof) to comply with the provisions of this Section 6.6 as if such successor, Parent or other transferee were a party hereto. The provisions of this Section 6.6 shall survive the Closing. For the avoidance of doubt, nothing in this Section 6.6 shall be construed to impose any obligation on any officer, director or employee of Seller.

Section 6.7 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto will use their respective commercially reasonable efforts to obtain the consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing. Seller will also furnish the Parent and the Purchaser with all financial statements and other information required by the Parent and the Purchaser to satisfy all regulatory requirements, including information required to satisfy Parent’s filing requirements with the SEC. The provisions of this Section 6.7 shall survive the Closing.

Section 6.8 Employment Matters.

(a) Immediately prior to the consummation of the Closing, the Seller and its Subsidiaries shall terminate the employment of all of the Business Employees. Effective upon Closing, the Purchaser shall offer employment to the Business Employees set forth on Schedule 6.8(a) (collectively, the “Employees”). The terms and conditions of employment for the Employees, including, but not limited to compensation, incentive compensation and benefits, shall be substantially the same as those available to the other similarly situated employees of the Purchaser at the time of the Closing. For avoidance of doubt, the Purchaser’s use of the Seller’s Employment Identification Number and/or any of the Seller’s bank or other financial institution accounts for the payment of any amounts due and owing to any Business Employees arising from such Business Employee’s employment after the Closing shall in no way obligate the Seller or make the Seller responsible or liable for such amounts, or otherwise establish any liability of any kind of the Seller with respect to such Business Employee’s employment after the Closing, and the Parent agrees to indemnify the Seller for any and all Damages arising out of, resulting from or incurred in connection with such Business Employee’s employment after the Closing. Nothing in the foregoing sentence shall be deemed to apply to in any respect to the Bonus Agreements or the employment agreements with each of Amelia Warner, Pamela Prior and Joseph Kessler.

(b) With respect to any employee benefit arrangement maintained by Purchaser or an Affiliate of Purchaser (collectively, “Purchaser Benefit Arrangements”) for the benefit of any Employees, effective as of the Closing, Purchaser shall, or shall cause its Affiliate to, recognize all service of the Employees with Seller, as if such service were with Purchaser, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Arrangement of the Seller.

(c) The Seller shall, at its expense, terminate each Benefit Arrangement immediately prior to the Closing Date (including any severance benefits or plans), and take such further actions after the Closing Date as may be necessary, appropriate or advisable to distribute all benefits accrued or payable thereunder and to otherwise satisfy all obligations arising thereunder.

(d) The Purchaser shall permit former employees of the Seller Group (and their eligible dependents) who were receiving, or who are eligible as of the Closing Date to elect continuation coverage under the Seller Group’s group health plan pursuant to the requirements of Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA Coverage”, or similar provisions of state Law, as a result of a “qualifying event” (as defined by the Code and ERISA) occurring on or before the Closing Date, to continue COBRA Coverage under the Purchaser’s group health plan, or elect COBRA Coverage under the Purchaser’s group health plan, for the remainder of the applicable COBRA Coverage period, if any. The Seller represents and warrants to the Parent and Purchaser that attached hereto as Schedule 6.8(d) is a true and complete list of all employees of the Seller Group (and their eligible dependents) who are eligible for COBRA Coverage as a result of a qualifying event occurring on or prior to the Closing Date, together with all such additional information as the Parent and Purchaser may reasonably require in order to carry out its obligations under this Section 6.8(d).

(e) The Seller shall indemnify the Parent and Purchaser for all amounts payable under any severance program of the Seller Group with respect to any employee, whether as a result of the transactions contemplated hereby or for any other reason, other than with respect to obligations expressly included in the Assumed Liabilities.

Section 6.9 Permits. Each Person in the Seller Group shall cooperate with the Purchaser and use best efforts to assure that Purchaser obtains all Permits required by it to operate Seller’s Business, whether by way of transfer of Permits held by Persons in the Seller Group or through obtaining its own Permits.

Section 6.10 Consents. In the event that the Seller Group is unable to obtain a required consent with respect to any Contract to be included in the Purchased Assets (the “Transferred Contracts”) prior to the Closing, the parties shall use commercially reasonable efforts to cause such consent to be obtained after the Closing, and in the event such consent cannot be obtained, (i) provide or cause to be provided to Purchaser the benefits of the Transferred Contract (to the extent Purchaser performs or pays all executory obligations and liabilities under such Transferred Contracts), (ii) cooperate in any arrangement, reasonable and lawful as to the parties, designed to provide such benefits to Purchaser, and (iii) enforce for the account of Purchaser any rights of Seller Group arising from such Transferred Contract in accordance with the terms thereof. If and when any such consent shall be obtained or such Transferred Contract shall otherwise become assignable, Seller Group shall, at Purchaser’s request, promptly assign all of its rights and obligations thereunder to Purchaser without the payment of further consideration and Purchaser shall, without the payment of further consideration therefor, assume such rights and obligations.

Section 6.11 Bonus Agreements. Notwithstanding the Purchaser’s assumption of the Bonus Agreements and all obligations thereunder as provided herein, the Seller hereby agrees that the Seller shall make all payments that are due and payable pursuant to the terms and conditions of the Bonus Agreements and the employment agreements with each of Amelia Warner, Pamela Prior and Joseph Kessler, and that such payments shall be made out of the Cash Consideration payable to the Seller pursuant to this Agreement. For the avoidance of doubt, the Parent Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2 if, and to the extent, the Seller fails to perform the foregoing covenant.

ARTICLE VII

Conditions to Closing

Section 7.1 Mutual Conditions. The obligation of the Parent, the Purchaser, and the Seller to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions unless waived (to the extent that such conditions can be waived) in writing by the Parent, the Purchaser, and the Seller:

(a) Laws. There shall not be any Law in effect that would prevent the consummation of the transactions contemplated by the Transaction Documents.

(b) Absence of Litigation. There shall not be (i) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for in the Transaction Documents or any material aspect of them not be consummated as provided herein or therein, or (ii) any Legal Proceeding pending wherein an unfavorable Order would prevent the performance of any of the Transaction Documents or the consummation of any material aspect of the transactions contemplated hereby or thereby, declare unlawful any material aspect of the transactions contemplated by the Transaction Documents or cause any material aspect of the transactions contemplated by the Transaction Documents to be rescinded.

(c) Government Approvals. All authorizations, consents, Orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, applicable Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

(d) Escrow Agreement. The Escrow Agent shall have executed the Escrow Agreement.

(e) Stockholder Approval. The requisite percentage of Stockholders of the Seller shall have approved this Agreement, the sale of assets hereunder and the Charter Amendment.

Section 7.2 Conditions to the Obligations of the Parent and Purchaser. The obligations of the Parent and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

(a) Representations and Warranties; Performance of Covenants. Except for those representations and warranties which are made as of a particular date, the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date. The representations and warranties of the Seller contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date. The Seller shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b) No Material Events. Since the date hereof, there shall have been (i) no material damage, destruction or loss to the Purchased Assets or the Seller’s Business, regardless of insurance coverage, and (ii) no other Material Adverse Effect.

(c) Consents. All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance by the Seller of this Agreement and the instruments of transfer contemplated hereby and the consummation by the Seller of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect; without limiting the foregoing, the Seller shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a breach or default by any Person in the Seller Group under any Contract to which any Person in the Seller

Group is a party or required for the continuation of any agreement to which any Person in the Seller Group is a party and which relates to the Purchased Assets or the Seller’s Business, including without limitation all authorizations, consents, waivers, approvals, licenses, Seller Permits or other actions necessary to permit the Purchaser to operate the Seller’s Business in compliance with all applicable Laws immediately after the Closing. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the parties acknowledge and agree that certain consents related to the Assumed Contracts will not have been obtained prior to Closing. Such failure to obtain any such consent shall not constitute a breach of any provision of this Agreement, and, pursuant to Section 6.10, the parties shall use commercially reasonable efforts to cause such consents to be obtained subsequent to Closing.

(d) Payoff Letters. Seller shall deliver pay-off letters with respect to funded Indebtedness set forth on Schedule 2.3(A) in form and substance reasonably satisfactory to the Parent and Purchaser, which pay-off letters shall include the release of any and all liens on the Purchased Assets.

(e) Secretary’s Certificate. The Seller shall have delivered to the Parent a certificate of the Secretary or Assistant Secretary of the Seller, in form and substance satisfactory to the Parent, certifying (i) resolutions or written consents of the Board of Directors and Stockholders of the Seller approving this Agreement, the other Seller Documents and the transactions contemplated hereby and thereby and (ii) the organizational documents of the Seller, as amended, and setting forth (A) such good standing certificates as the Parent shall reasonably request, (B) a certified copy of the Seller’s certificate of incorporation, as amended, and (C) an incumbency certificate with respect to all officers of the Seller and its Subsidiaries executing this Agreement, the other Seller Documents and/or any instrument or document contemplated hereby or thereby.

(f) Employment or Consulting Agreements. The following individuals shall have entered into employment or consulting agreements with Purchaser (which agreements may, in the discretion of the Parent, include customary non-competition, non-solicitation and non-disclosure provisions) on terms acceptable to Parent and Purchaser: Michael Murphy, Dr. Scott Clark, and Dr. Howard McLeod.

(g) Escrow Agreement. Seller shall have delivered to Parent the Escrow Agreement.

(h) Notices to Customers and Suppliers. Seller shall have provided Purchaser with evidence of delivery by them of a notice to suppliers and customers of the transaction and, if applicable, Purchaser’s assumption of the business relationship (as may be required under any agreements with such suppliers or customers or as Purchaser otherwise deems desirable).

(i) Other Documents. The Seller shall have executed and delivered to the Parent the documents set forth in Section 2.2(a) and such other documents or instruments as the Parent reasonably requests to effect the transactions contemplated by this Agreement and the other Seller Documents.

Section 7.3 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties; Performance of Covenants. Except for those representations and warranties which are made as of a particular date, the representations and warranties of the Parent and Purchaser contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date. The representations and warranties of the Parent and Purchaser contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date. The Parent and Purchaser shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the consummation of the Closing.

(b) Secretary’s Certificates. Prior to or at the Closing, the Parent shall have delivered an executed certificate of the Secretary or Assistant Secretary of the Parent, in form and substance satisfactory to the Seller, certifying resolutions of the governing body of the Parent approving this Agreement and setting forth an incumbency certificate with respect to all officers of the Parent executing this Agreement and any other Purchaser Document and/or any instrument or document contemplated hereby or thereby.

(c) Listing of Additional Shares. The Parent shall have submitted a Listing of Additional Shares Notification form to the NASDAQ Capital Market with respect to the transactions contemplated by this Agreement and the issuance of the Securities in the time and manner required by applicable NASDAQ rules, and shall have received written notification from the NASDAQ Capital Market that it has completed its review of such form.

(d) Other Documents. The Parent or Purchaser, as applicable, shall have executed and delivered to the Seller the documents set forth in Section 2.2(b) and such other documents or instruments as the Seller reasonably requests to effect the transactions contemplated by this Agreement or any other Purchaser Document.

ARTICLE VIII

Survival of Representations and Warranties; Survival of Covenants; Indemnification

Section 8.1 Survival of Representations, Warranties and Covenants.

(a) Except as set forth in the immediately succeeding sentences, the representations and warranties provided for in this Agreement shall survive the Closing until December 15, 2015. The representations and warranties provided for in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Authorization), Section 5.1 (Organization and Good Standing) and Section 5.2 (Authorization) shall survive the Closing and remain in full force and effect indefinitely. The representations and warranties provided for in Section 3.11 (Taxes) shall survive the Closing and continue until ninety days after the termination of the applicable statute of limitations. The representations and warranties provided for in Section 3.14 (Employee Benefit Plans) and Section 3.21 (Environmental Matters) shall survive the Closing for three years from the Closing Date. The survival period of each representation or warranty as provided in this Section 8.1 is hereinafter referred to as the “Survival Period.”

(b) The covenants contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective terms.

(c) Any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Article VIII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and, in any such case, such representation, warranty, covenant or other agreement shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach is settled or resolved, provided in each case that the claim is asserted by the Parent in good faith.

(d) The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s representatives or the acceptance by any party of any certificate or opinion hereunder.

Section 8.2 Indemnification.

(a) The Seller shall indemnify and hold harmless the Parent, the Purchaser, its Affiliates, and their officers, directors, employees, agents and representatives, and any Person claiming by or through any of them (the “Parent Indemnified Parties”), against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel’s fees and other costs and expenses incident to any suit, action or proceeding) (the “Damages”) arising out of, resulting from or incurred in connection with (i) failure of any representation or warranty of Seller to be true and correct in all respects or the breach of any warranty made by the Seller in this Agreement, (ii) the breach by the Seller of any covenant or agreement to be performed by them hereunder, (iii) any Taxes relating to the Seller’s Business with respect to any time prior to the Closing Date, (iv) any Excluded Liability, (v) any liability arising from the operation of the Seller’s Business or services provided by any Person in the Seller Group with respect to any time prior to the Closing Date, (vi) any claim by any Person relating to any equity interest, or option, warrant or other right exercisable, convertible or exchangeable into or for any equity interest of the Seller, and (vii) any product liability claim by any Person relating to the Seller’s Business with respect to any time prior to the Closing Date. The Parent Indemnified Parties shall not be entitled to recover Damages from the Seller for any claim for indemnification pursuant to Section 8.2(a)(i) first made after the expiration of the applicable Survival Period.

(b) The Parent shall indemnify and hold harmless the Seller, the Stockholders, their Affiliates, and their officers, directors, partners, Stockholders, managers, employees, agents and representatives (the “Seller Indemnified Parties”), and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) failure of any representation or warranty of Parent to be true and correct in all respects or the breach of any warranty made by the Parent and Purchaser in this Agreement, (ii) the breach by the Parent or Purchaser of any covenant or agreement to be performed by such party hereunder and (iii) any Assumed Liability. The Seller Indemnified Parties shall not be entitled to recover Damages from the Parent for any claim for indemnification pursuant to Section 8.2(b)(i) first made after the expiration of the applicable Survival Period. The Parent’s indemnification obligations set forth in Section 8.2(b)(ii)-(iii) shall continue in full force and effect until December 15, 2015.

(c) Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnified Party.”

(d) The Parent Indemnified Parties shall proceed first against the Stock Consideration held in the escrow established pursuant to the Escrow Agreement and shall not make any claim against the Seller directly for indemnification until such time as no Stock Consideration continues to be held in escrow pursuant to the Escrow Agreement. For the avoidance of doubt, in the event a claim for Damages arises after the Stock Consideration has been released from the Escrow Account pursuant to the Escrow Agreement, the Parent Indemnified Parties shall make claims directly against the Seller.

(e) Seller shall not be liable to the Parent Indemnified Parties for indemnification under Section 8.2(a) (i) for any individual Damages that do not exceed $5,000 (the “Minimum Claim Amount”), and (ii) until the aggregate amount of Damages under Section 8.2(a), which Damages individually exceed the Minimum Claim Amount, exceeds $50,000 (the “Deductible”), in which event Seller shall be required to pay or be liable for all such Damages in excess of the Deductible. The aggregate amount of all Damages for which Seller shall be liable pursuant to Section 8.2(a) shall not exceed the Parent Per Share Value as of the date such indemnification is sought multiplied by the number of shares of Parent Stock issued as Stock Consideration (the “Cap”).

(f) Parent shall not be liable to the Seller Indemnified Parties for indemnification under Section 8.2(b) (i) for any individual Damages that do not exceed the Minimum Claim Amount, and (ii) until the aggregate amount of Damages under Section 8.2(b), which Damages individually exceed the Minimum Claim Amount, exceed the Deductible, in which event Parent shall be required to pay or be liable for all such Damages in excess of the Deductible. The aggregate amount of all Damages for which Parent shall be liable pursuant to Section 8.2(b) shall not exceed the Cap.

(g) Notwithstanding any provision herein to the contrary, no limitation on a party’s liability provided for herein shall apply in the event of the fraudulent conduct, willful breach or intentional misrepresentation of such party.

(h) If and to the extent any provision of Section 8.2(a) is unenforceable for any reason, the Seller agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(a) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable. If and to the extent any provision of Section 8.2(b) is unenforceable for any reason, the Parent and Purchaser hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(b) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.

(i) For the purposes of determining the amount of any Damages related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect”, or similar qualifications set forth therein.

Section 8.3 Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party, an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure. The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party provided that the Indemnifying Party shall have provided the Indemnified Party with the prior written assumption, in form and substance reasonably acceptable to the Indemnified Party, by the Indemnifying Party of any and all liability with respect to the matter in controversy, unless (a) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, or (b) the Indemnified Party shall have reasonably concluded that (i) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (ii) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (a) or (b) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

Section 8.4 Escrow Account.

(a) Escrow Period; Release of Escrow Account. The Escrow Account shall commence on the date hereof and terminate on December 15, 2015 (the “Termination Date” and the period commencing on the Closing Date and ending on the Termination Date, the “Escrow Period”). On the Termination Date, all shares of Parent Common Stock then remaining in the Escrow Account shall be released to the Seller, which may then distribute such shares of Parent Common Stock to the Stockholders; provided that Common Stock representing the amount of any claim made pursuant to Article VIII during the Escrow Period shall be withheld and remain in the Escrow Account pending resolution of such claim; provided, further, that the Parent Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any Parent Notice theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved. Any portion of the Escrow Account at the Termination Date for which there is no claim pending pursuant to this Article VIII shall be promptly delivered by the Escrow Agent to the Seller.

(b) Claims Upon Escrow Account. Subject to the provisions of this Section 8.4, the Parent or the Purchaser may make claims upon the Escrow Account by delivering to the Escrow Agent and the Seller Representative on or before the last day of the Escrow Period a notice signed by a representative of Parent or Purchaser (a “Parent Notice”) specifying in reasonable detail the individual items of Damages for which indemnification is being sought.

(c) Objections to Claims.

(i) If the Seller Representative shall deliver a written objection to a Parent Notice to Parent and the Escrow Agent within the seven (7) calendar day period after Parent or Purchaser’s delivery thereof, then Parent and the Seller Representative shall use their good faith efforts to resolve such dispute. If Parent and the Seller Representative resolve such dispute, the parties shall deliver a written notice to the Escrow Agent directing the delivery to Parent of the number of shares of Parent Common Stock in the Escrow Account having a Fair Market value equal to the mutually agreed Damages. For purposes of this Agreement and the Escrow Agreement, the “Fair Market Value” of one share of Parent Common Stock shall equal the Parent Per Share Value as of the date immediately preceding the applicable Parent Notice. In the event that no objection is made by the Seller Representative as provided herein, the Seller Representative, and the Seller shall have irrevocably waived any right to object to such Parent Notice, and the Escrow Agent shall deliver to Parent the number of shares of Parent Common Stock in the Escrow Account having a Fair Market value equal to the Damages requested in the Parent Notice.

(ii) If timely notice of such an objection is given and Parent and the Seller Representative are unable to resolve the applicable dispute within thirty (30) days after the Seller Representative objects to such Parent Notice, either Parent or the Seller Representative may, by written notice to the other and the Escrow Agent, demand arbitration of such dispute.

Any such arbitration shall be conducted by JAMS/Endispute, Inc. or such other alternative dispute service (“Arbitration Service”) as shall be reasonably acceptable to Parent and the Seller Representative. The Arbitration Service shall select one (1) arbitrator reasonably acceptable to both Parent and the Seller Representative who shall be expert in the area in dispute. The decision by the arbitrator shall be binding and conclusive and, notwithstanding any other provisions of this Section 8.4, the Escrow Agent shall be entitled to act in accordance with such decisions and make delivery of the Escrow Fund in accordance therewith. The arbitration shall be held in New York, New York. The costs of any such arbitration shall be borne one-half for the account of Parent and one-half by the Seller (out of the Escrow Fund to the extent available after all claims have been satisfied and shares released). Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

Section 8.5 Seller Representative.

(a) The Seller Representative is hereby appointed to act as the representative of the Seller to carry out the duties set forth in this Agreement and the Escrow Agreement; to give and receive notices and communications for and on behalf of the Seller; to cause to be delivered to the parties hereto and/or the Escrow Agent, the amount escrowed hereunder, such delivery to be in accordance with the terms of this Agreement and the Escrow Agreement; to prosecute and defend litigation and claims for indemnification under this Agreement; to settle disputes; to agree to, negotiate, enter into settlements and compromises of, and demand and pursue arbitration and comply with orders of courts and awards of arbitrators with respect to claims; and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing to effectuate and carry out the terms and purposes of the transactions contemplated by this Agreement. The Seller Representative will be entitled to receive a fee aggregating $25,000 from the Seller, such fee to be paid in six quarterly installments of approximately $4,167, for providing the services described herein.

(b) Notwithstanding any other provision herein to the contrary, the Parent shall be able to rely conclusively on the instructions and decisions of the Seller Representative as to any matter requiring action or decision by the Seller under this Agreement or the Escrow Agreement, and the Seller shall not have any cause of action against the Parent for any action taken by the Parent in reliance upon the instructions or decisions of the Seller Representative. All actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon the Seller and, in the absence of fraud or intentional misconduct, the Seller shall not have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the Seller Representative for any action taken, decision made or instruction given by the Seller Representative under this Agreement, the Escrow Agreement or any other agreement contemplated hereby. The Seller shall indemnify the Seller Representative against any Damages incurred by the Seller Representative arising from, or in connection with, the performance of the Seller Representative’s duties under this Agreement, provided that such Damages to not arise from fraud or intentional misconduct by the Seller Representative.

ARTICLE IX

Miscellaneous

Section 9.1 Notices. All notices and other communications hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

If to the Parent or the Purchaser:	Cancer Genetics, Inc.
Meadows Office Complex
201 Route 17 North, 2nd Floor
Rutherford, NJ 07070
Telephone: 201-529-9200
Facsimile: 201-528-9201
Attention: Panna Sharma
President

With a copy to:	Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Telephone: 212-210-9400
Attention: James H. Sullivan, Esq. and Mark McElreath, Esq.

If to the Seller or the Seller
Representative:	Hughes Pittman & Gupton, LLP
1500 Sunday Drive, Suite 300
Raleigh, NC 27607
Telephone: 919-232-5900
Facsimile: 919-232-5901
Attention: Tim C. Gupton

With a copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, NC 27601
Telephone: 919-821-6733
Facsimile: 919-821-6800
Attention: Merrill M. Mason, Esq.

If to the Escrow Agent:	Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Telephone:212-509-4000

Section 9.2 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby. None of the Sellers’ Expenses shall be assumed or paid by the Parent (except to the extent included in the Cash Consideration).

Section 9.3 Governing Law; Consent to Jurisdiction; Arbitration.

(a) This Agreement will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction).

(b) Notwithstanding anything to the contrary set forth herein or elsewhere, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state court located in the State of Delaware (the “Delaware Courts”), including the Delaware Court of Chancery in and for New Castle County, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of Delaware Courts, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware Courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.4 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned, and any attempted assignment shall be null and void. The Parent may assign all of its rights under this Agreement to any Affiliate of the Parent or any third party that acquires all or substantially all of the assets of the Parent, or more than 50% of the outstanding stock of the Parent, whether by sale, consolidation, merger or otherwise; provided that the assignee assumes all of the obligations of the Parent hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article VIII shall also be for the benefit of the Parent Indemnified Parties and the Seller Indemnified Parties.

Section 9.5 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, by facsimile or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 9.6 Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7 Entire Agreement. This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 9.8 Amendment and Modification. This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of such amendment or modification is sought.

Section 9.9 Public Announcement. Except for the current report on Form 8-K that the Parent will file with the U.S. Securities and Exchange Commission within four business days following the date of this Agreement and except as may otherwise be required by Law or requirements of any national securities exchange on which the Parent Common Stock is quoted or listed, prior to the Closing, neither the Parent, nor the Seller shall issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the other party. In the event that any such press release or other public disclosure shall be required by Law, the Seller shall consult in good faith with the Parent with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.

Section 9.10 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 9.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 9.12 Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

Section 9.13 Risk of Loss. Prior to the consummation of the Closing, the risk of loss with respect to the Purchased Assets shall remain with the Seller. In the event of any material casualty prior to the consummation of the Closing, in addition to any other rights the Parent may have hereunder, the Parent shall have the right to terminate this Agreement upon giving written notice of its election to terminate to the Seller.

Section 9.14 Schedules. All references herein to Schedules refer to the disclosure schedules delivered by the Seller to the Parent contemporaneous with the execution of this Agreement.

Section 9.15 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CANCER GENETICS, INC.

By:	/s/ Edward J. Sitar
Name: Edward J. Sitar
Title: CFO

GENTRIS CORPORATION

By:	/s/ Amelia W. Warner
Name: Amelia W. Warner
Title: CEO

GENTRIS, LLC

By:	/s/ Edward J. Sitar
Name: Edward J. Sitar
Title: CFO

LIST OF EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Patent and Trademark Assignment Agreement
Exhibit D	Form of Escrow Agreement